EXHIBIT 10.2

Executive Severance Trust Amendment
(Effective as of Separation Date)

THIS AMENDMENT to that certain trust agreement made the 31st day of December 2001 (as subsequently amended, the “Trust Agreement” and the irrevocable trust created thereby, sometimes referred to herein as the “Trust”), by and between Rayonier Inc. (the “Company”) and Wells Fargo Bank, National Association, a national banking association, as successor trustee thereunder (“Trustee”), is made and entered as of the Separation Date (defined below). (Capitalized terms not otherwise defined here have the same meaning as in the Trust Agreement.)
WHEREAS, the Company created the Trust in order to provide certain benefits to Executives designated in the Company’s Executive Severance Pay Plan (the “Plan”) in the event of a Change in Control of the Company in certain circumstances;
WHEREAS, the Company has announced that it will distribute shares of stock of its wholly owned subsidiary, Rayonier Advanced Materials Company (“RYAM”) to the Company’s shareholders on the Separation Date, at which time certain Executives now covered by the Plan and the Trust will cease to be Executives under the Plan and will no longer be entitled to any benefits under the Trust;
WHEREAS, the Company has advised that RYAM intends to establish an executive severance pay plan and an irrevocable trust substantially similar to the Plan and the Trust that will cover certain RYAM executives, including some of the Executives who will cease to be covered by the Plan and this Trust;
WHEREAS, pursuant to the Plan, the Company is permitted (a) to eliminate the benefits of the Trust to any particular Executive at any time prior to a Change in Control by removing the name of that individual as a designated Executive under the Plan and (b) to terminate the Plan at any time prior to a Change in Control, in its discretion, at which time the Trust would terminate and any assets remaining distributed to the Company;
WHEREAS, the Company desires to transfer assets to RYAM for the purpose of funding a trust substantially similar to the Trust on the Separation Date, the Trustee is prepared to facilitate the distribution of Trust assets for this purpose, and the Company and the Trustee have agreed to amend the Trust Agreement to expressly provide for this result.
NOW, THEREFORE, the Company and the Trustee agree that the Trust Agreement shall be amended as follows, effective as of the Separation Date (defined below).

1.	Division of Trust Assets and Transfer of Excess Assets.
Section 13 of the Trust Agreement is hereby amended by adding new subsections (f) and (g) as follows:
“(f) The Company hereby advises the Trustee that:

i.
The Company will distribute to its shareholders shares of stock of its wholly owned subsidiary, Rayonier Advanced Materials Company (“RYAM”), which is anticipated to occur on or about June 27, 2014 (the date of such. distribution is referred to herein as the “Separation Date”);

ii.
Six (6) Executives will be leaving the Company as of the closing of the Separation Date and will cease to be Executives under the Executive Severance Plan at that time (the “Departing Executives”), representing sixty percent (60%) of the Executives covered by the Trust immediately prior to the Separation Date, but the Benefits to which such Departing Executives could be entitled to under the Plan were a Change in Control to occur immediately before the Separation Date represent sixty seven percent (67%) of the total Benefits to all covered Executives in such event;

iii.
In the Company's judgment, $907,000, representing sixty seven percent (67%) of the Trust assets, is reasonably attributed to the benefit for the Departing Executives (the “Excess Assets” and the “Excess Assets Percentage,” respectively); and

iv.
RYAM has established a plan substantially similar to the Executive Severance Plan (the “RYAM Plan”) and (y) a trust (the “RYAM Executive Severance Trust”) substantially similar to this Trust has been created, in each case to be effective as of the Separation Date.”

“(g) Effective as of the Separation Date, the Trustee will transfer the Excess Assets (and the Excess Assets Percentage of additional assets that may be in the Trust as of the Separation Date not included in the Excess Assets, if any) to the RYAM Executive Severance Trust.”

2.	Additional and Conforming Amendments

A.	From and after the Separation Date, subsection (a) of Section 1 the Trust Agreement is hereby amended in its entirety to read as follows:

“(a)
The Company has caused the Trustee to hold in trust the sum of not less than four hundred thirty nine thousand five hundred dollars ($439,500), which together with the additional amounts to be deposited with the Trustee as provided below, is the principal of this Trust to be held, administered and disposed of by Trustee as provided in this Agreement. Terms not otherwise defined herein shall have the meaning set forth in the Supplemental Severance Plan.”

B.
From and after the Separation Date, (w) the reference to “Wachovia Bank NA” as Trustee is replaced with “Wells Fargo Bank, National Association,” (x) references to the “Supplemental Senior Executive Severance Pay Plan” and the defined term “Supplemental Severance Plan” are hereby revised to refer to the “Executive Severance Pay Plan” and to the defined term “Executive Severance Plan” throughout the Trust Agreement, (y) all references to “Schedule 3” are amended to refer to “Schedule 1” and (z) all references to the Change in Control Agreement for Lee Nutter, which has lapsed and is no longer in effect, and to Lee Nutter, individually, are hereby deleted along with Appendix C in its entirety.

C.	From and after the Separation Date, the following additional changes to the text of the Trust Agreement shall become effective:

1)	Section 3(a) is amended by deleting the text after the defined term “(the “Payment Schedule”)” replacing it with the following:
“(i) that indicates the Scheduled Severance Pay and Additional Severance (as such terms are defined in the Supplemental Severance Plan and together herein~~,~~ (the “Cash Portion”) payable in respect of each Executive (and his or her beneficiaries) under the Supplemental Severance Plan determined as if there had been a Qualifying Termination for each Executive on the date of a recent date specified in such submission (or as of the end of the prior fiscal year) or if a Change of Control has occurred, on the date of such Change in Control, as applicable, provided that in the event of a Change in Control, such submission shall be adjusted thereafter each 90 days as if the Qualifying Termination occurred on that date (excluding an Executive for whom a Qualifying Termination has occurred prior to such date) (each a “Calculation Adjustment Date”) and (ii) that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Supplemental Severance Plan), and (iii) that indicates the time of commencement for payment of such amounts. Upon the effective date hereof, and as necessary or appropriate thereafter, the Company shall deliver to the Trustee a full and complete copy of the Supplemental Severance Plan as it may be in effect from time to time.”

2)	The last sentence of Section 3(b) is amended by replacing the words “the 100% rate” and replacing them with “target” and by adding the following text at the end thereof:
“The foregoing amounts shall be provided to Trustee together with a schedule in reasonable detail specifying how the amounts were calculated and accompanies by a certificate signed by the Company’s chief financial officer or other named executive officer of the Company, certifying that the calculation has been made in accordance with the terms of the Supplemental Severance Plan and is accurate to the best knowledge of the person executing the certificate, following reasonable inquiry. On each Calculation Adjustment Date thereafter, the Company shall make such additional deposits as may be required to cause the Trustee to have sufficient funds to cover the liability as if the Change in Control occurred on such date and accompanied with the schedule and certificate as required at the time of the Change in Control.”

3)
Section 4 is amended (x) in the first clause thereof by inserting the words “as provided in Section 3” after “Supplemental Severance Plan”, (y) and in the last sentence by replacing “change in control” with the defined term “Change in Control” and by deleting the clause “, in the case of any Executive,” before the reference to “within two years thereafter.”

4)	The text of Section 7(b) shall be deleted and replaced in its entirety with the following:
“(b) The Trustee shall invest the principal of this Trust and any earnings thereon in (i) U.S. Government Securities, (ii) time deposits and certificates of deposit of any institution that is a member of the Federal Reserve System having capital of not less than $500 million, and (iii) money market, mutual, or similar funds that invest in such securities referred to in (i) and (ii) above, as chosen by the Trustee in the prudent exercise of its fiduciary duty hereunder, or in such other manner as may be directed by the Company in writing prior to a Change in Control and following a Change in Control, as the Trustee shall determine in its sole discretion.”

5)	Section 11(f) is amended by replacing the references to “five hundred million dollars ($500,000,000)” with “ten billion dollars ($10,000,000,000)” in the two places it appears.

6)
Section 13(d) is amended to add following the reference to “Review Counsel (as such term is defined in Schedule 3 hereto), to the Trustee” the parenthetical clause “(which may be its inside counsel),” and before “, such amendment is necessary […].”

3.
Except as amended hereby, in all other respects, the Trust Agreement shall remain in full force and effect, and for convenience of reference only, the Trust Agreement, as amended hereby, reads in its entirety as attached as Exhibit I hereto.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be executed effective as of the Separation Date.

RAYONIER INC.

By:	/s/ SHELBY L. PYATT
Name:	Shelby L. Pyatt
Title:	Vice President, Human Resources

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ ALAN C. FRAZIER
Name:	Alan C. Frazier
Its:	Senior Vice President
Managing Director

Exhibit I to Amendment

TRUST AGREEMENT
FOR THE
RAYONIER INC.
EXECUTIVE
SEVERANCE PAY PLAN

THIS AGREEMENT is made this 31st day of December , 2001, by and between Rayonier Inc., a North Carolina corporation (the “Company”), and Wells Fargo & Trust, a national banking association, as trustee hereunder (“Trustee”).
WHEREAS, the Company adopted the Rayonier Inc. Supplemental Senior Executive Severance Pay Plan effective March 1, 1994 (as amended July 21, 2006, the “Supplemental Severance Plan”);
WHEREAS, the Company has incurred or expects to incur liability under the terms of the Supplemental Severance Plan with respect to the Tier I and Tier II executives (each referred to herein as “Executive” and together, the “Executives”) participating in the Supplemental Severance Plan as identified on Appendix A thereto as it may be amended from time to time (a current copy of which is attached hereto));
WHEREAS, the Company wishes to establish an Executive Severance Trust (hereinafter called this “Trust”) and to contribute to it assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to or for the benefit of the Executives and their beneficiaries to pay any amounts due to them under the Supplemental Severance Plan (as hereinafter defined, “Severance Payments”);
WHEREAS, it is the intention of the Company to make contributions to this Trust to provide itself with a source of funds to provide Severance Payments as herein provided; and
WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Supplemental Severance Plan as an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.
NOW, THEREFORE, the parties do hereby establish this Trust and agree that this Trust shall be comprised, held and disposed of as follows:

Section 1.	Establishment of Trust.
(a)The Company hereby deposits with Trustee in trust the amount of [one million dollars ($1,000,000)], which together with the additional amounts to be deposited as provided below, shall become the principal of this Trust to be held, administered and disposed of by Trustee as provided in this Agreement. Terms not otherwise defined herein shall have the meaning set forth in the Supplemental Severance Plan.
(b)The Trust hereby established shall be irrevocable.
(c)This Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.
(d)The principal of this Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and, subject to Section 8 below, shall be used exclusively for the uses and purposes of the Executives and general creditors, as herein set forth. The Executives and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of this Trust. Any rights created under the Supplemental Severance Plan and this Agreement shall be mere unsecured contractual rights of the Executives and their beneficiaries against the Company. Any assets held by this Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 5 below.

(e)Without limiting the mandatory contribution provision of Section 3, the Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Agreement. Neither Trustee nor any Executive or beneficiary shall have any right to compel such additional deposits.

Section 2.	Addition or Removal of Executives.
(a)At any time prior to a Change in Control, the Company may remove individuals or include additional individuals as Executives hereunder upon written notice to Trustee together with an amended copy of Appendix A to the Supplemental Severance Plan. Subject to the provisions of Section 13(c) below, the Company has agreed that from and after a Change in Control it shall not be entitled to remove the name of any Executive covered hereunder prior to the time that all amounts due in respect of such Executive under the Supplemental Severance Plan shall have been fully paid to such Executive or his or her beneficiaries.

Section 3.	Covered Payments/Additional Contributions.
(a)On the effective date hereof, and no less frequently than annually on or before January 15 of each year thereafter, and at the time of any additional contribution hereunder, the Company shall deliver to Trustee a payment schedule (the “Payment Schedule”) (i) that indicates the Scheduled Severance Pay and Additional Severance (as such terms are defined in the Supplemental Severance Plan and together herein (the “Cash Portion”) payable in respect of each Executive (and his or her beneficiaries) under the Supplemental Severance Plan determined as if there had been a Qualifying Termination for each Executive on the date of a recent date specified in such submission (or as of the end of the prior fiscal year) or if a Change of Control has occurred, on the date of such Change in Control, as applicable, provided that in the event of a Change in Control, such submission shall be adjusted thereafter each 90 days as if the Qualifying Termination occurred on that date (excluding an Executive for whom a Qualifying Termination has occurred prior to such date) (each a “Calculation Adjustment Date”) and (ii) that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Supplemental Severance Plan), and (iii) that indicates the time of commencement for payment of such amounts. Upon the effective date hereof, and as necessary or appropriate thereafter, the Company shall deliver to the Trustee a full and complete copy of the Supplemental Severance Plan as it may be in effect from time to time.
(b)Not later than the effective time of a Change in Control pursuant to the terms of the Supplemental Severance Plan, the Company shall make additional deposits with the Trustee under this Trust in immediately available funds, in an amount equal to the full maximum amount of the Cash Portion to which each Executive may become entitled in the event of a termination of employment under the Supplemental Severance Plan, together with all the additional payments in respect of tax gross up provided for under Section 7 of the Supplemental Severance Plan, computed on the assumption that all amounts when payable thereunder are parachute payments under Sections 280G and 4999 of the Code. For this purpose, the maximum amount of the Cash Portion shall be computed on the assumption that the bonus payments for the current year will become payable at target and that a like amount is earned as a bonus in each subsequent year, as applicable under the Supplemental Severance Plan. The foregoing amounts shall be provided to Trustee together with a schedule in reasonable detail specifying how the amounts were calculated and accompanies by a certificate signed by the Company’s chief financial officer or other named executive officer of the Company, certifying that the calculation has been made in accordance with the terms of the Supplemental Severance Plan and is accurate to the best knowledge of the person executing the certificate, following reasonable inquiry. On each Calculation Adjustment Date thereafter, the Company shall make such additional deposits as may be required to cause the Trustee to have sufficient funds to cover the liability as if the Change in Control occurred on such date and accompanied with the schedule and certificate as required at the time of the Change in Control.

(c)Prior to a Change in Control (and following a Change in Control, absent obvious mistake), the entitlement of an Executive or his or her beneficiaries to benefits under the Supplemental Severance Plan shall be determined by the Company or such party as it shall designate under the Supplemental Severance Plan, and, in any event, any claim for benefits shall be considered and reviewed under the procedures set out in the Supplemental Severance Plan.
(d)The Company may make payment of benefits directly to an Executive as they become due under the terms of the Supplemental Severance Plan. The Company shall notify Trustee of its payment of benefits at the time amounts are payable to participants or their beneficiaries. Upon any such payment, the Company shall provide Trustee with a new Payment Schedule reflecting the payments made by the Company.
(e)Nothing in this Agreement shall serve to relieve the obligations of the Company to make payments under the Supplemental Severance Plan in respect of an Executive prior to the time that any payment has been made to an Executive or his or her beneficiary. If the principal of this Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Supplemental Severance Plan, the company shall make the balance of each such payment as it falls due. Trustee shall notify the Company where principal and earnings are not sufficient.
(f)Immediately upon receipt of deposits hereunder, the Trustee shall send written notice thereof to the trustee under the Rayonier Inc. Legal Resources Trust of such deposit, together with a copy of the then current Payment Schedule in respect of each Executive. The Trustee shall advise the trustee of the Rayonier Inc. Legal Resources Trust as amounts are paid under this Trust and as notice is received from the Company of payments made to Executives covered by this Trust of amounts that could otherwise be payable from this Trust.

Section 4.	Payment of Severance Payments to Executives.
Pursuant to the terms of the payment schedules delivered to the Trustee in respect of the Supplemental Severance Plan as provided for in Section 3, the Trustee shall direct payment of any Cash Portion due to an Executive or his or her beneficiaries from the assets held in this Trust. Such payments shall be reduced by any payments made directly to an Executive by the Company as provided in Section 3 (c) hereof. The termination of the employment of an Executive following the effective time of a Change in Control and, within two years thereafter shall be deemed conclusive evidence of entitlement of such Executive to the Cash Portion of the Severance Payment.

Section 5.	Trustee Responsibility Regarding Payments to Trust Beneficiary When the Company Is Insolvent.
(a)Trustee shall cease payments hereunder if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
(b)At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of this Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.
(1)The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending such determination, Trustee shall discontinue Severance Payments to Executives or their beneficiaries.
(2)Unless Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, Trustee shall have no duty to inquire whether the Company is Insolvent. Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(3)If at any time Trustee has determined that the Company is Insolvent, Trustee shall discontinue payments hereunder and shall hold the assets of this Trust for the benefit of the Company’s general creditors. Nothing in this Agreement shall in any way diminish any rights of Executives or their beneficiaries to pursue their rights as general creditors of the Company with respect to severance payments due under the Supplemental Severance Plan or otherwise.
(4)Trustee shall resume the payments in accordance with Section 3 of this Agreement only after Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).
(c)Provided that there are sufficient assets, if Trustee discontinues the payment from this Trust pursuant to this Section 5 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due under the terms hereof for the period of such discontinuance, less the aggregate amount, if any, paid directly to Executives or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 6.	Payments to the Company.
Except as provided in Section 5 hereof, after a Change in Control, the Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of this Trust assets before all payment of benefits have been made to Executives and their beneficiaries pursuant to the terms of the Supplemental Severance Plan.
Notwithstanding the preceding sentence, in the event of a deposit by the Company with the Trustee under Section 3 as a result of a Change-in-Control based upon a change in the ownership of voting securities of the Company, where a Change-in-Control as a result of a change in the composition of the Board of Directors has not occurred within two years thereafter (or such longer time period during which Severance Payments could become payable under the Supplemental Severance Plan following a Change-in-Control), the Trustee shall return to the Company any amounts deposited with the Trustee in respect of the Change-in-Control; provided that, no one shall have become entitled to any Severance Payment under Section 4 during such time period. Upon any such return of funds to the Company, the Company shall again be obligated to deposit funds under Section 3 upon the occurrence of a subsequent Change-in-Control.

Section 7.	Investment Authority.
(a)In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of this Trust shall be exercised by Trustee or the person designated by Trustee and shall in no event be exercisable by or rest with the Executives.
(b)The Trustee shall invest the principal of this Trust and any earnings thereon in (i) U.S. Government Securities, (ii) time deposits and certificates of deposit of any institution that is a member of the Federal Reserve System having capital of not less than $500 million, and (iii) money market, mutual, or similar funds that invest in such securities referred to in (i) and (ii) above, as chosen by the Trustee in the prudent exercise of its fiduciary duty hereunder, [or in such other manner as may be directed by the Company in writing] prior to a Change in Control and following a Change in Control, as the Trustee shall determine in its sole discretion.
(c)The Company shall have the right, at anytime, and from time to time in its sole discretion, to substitute marketable securities of equal fair market value for any asset held by this Trust; provided that, following a Change in Control, such substitution of assets shall be subject to the acceptance of Trustee.

Section 8.	Disposition of Income.
During the term of this Trust prior to a Change in Control, all Distributable Income received by this Trust, net of expenses and taxes, shall be distributed to the Company no less frequently than semi-annually, unless otherwise directed by the

Company, and from and after a Change in Control shall be accumulated and reinvested. “Distributable Income” shall mean gain or income actually realized on the amounts held in Trust but only to the extent that the aggregate fair market value of the assets held in Trust following the distribution of such amounts and payment of all expenses of this Trust paid or accrued as of the distribution date not otherwise satisfied by the Company, would equal or exceed the principal amounts deposited by the Company with Trustee under Section 1(a).

Section 9.	Accounting by Trustee.
Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to the Company a written account of its administration of this Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in this Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 10.	Responsibility of Trustee.
(a)Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Supplemental Severance Plan or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
(b)The Company hereby indemnifies Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of this Trust, unless resulting from the gross negligence or willful misconduct of Trustee. To the extent the Company fails to make any payment on account of an indemnity provided in this Section 10(b), in a reasonably timely manner, Trustee may obtain payment from this Trust. If Trustee undertakes or defends any litigation arising in connection with this Trust or to protect an Executive’s or beneficiary’s rights under the Supplemental Severance Plan, the Company agrees to advance to Trustee, and to indemnify Trustee against Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from this Trust.
(c)Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control, Trustee may select independent legal counsel (which can include its in-house counsel) and may consult with counsel or other experts with respect to its duties and with respect to the rights of Executives and their beneficiaries under the Supplemental Severance Plan.
(d)Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and in good faith may rely on any determinations made by such agents and information provided to it by the Company.
(e)Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.

(f)Notwithstanding any powers granted to Trustee pursuant to this Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 11.	Compensation and Expenses of Trustee and Resignation and Removal of Trustee.
(a)The Company shall timely pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from this Trust.
(b)Prior to a Change in Control, Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and Trustee agree otherwise. Following a Change in Control, Trustee may resign only after the appointment of a successor Trustee reasonably acceptable to a majority of the Executives hereunder. If Trustee resigns within two years after a Change in Control or if the Company fails to act within a reasonable period of time following such resignation, Trustee shall apply, at the expense of the Company, to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.
(c)Trustee may be removed by the Company on sixty (60) days notice or upon shorter notice accepted by Trustee prior to a Change in Control. Following a Change in Control, Trustee may only be removed by the Company with the consent of a majority of the Executives hereunder and upon appointment of a qualified successor Trustee hereunder reasonably acceptable to the majority of the Executives hereunder.
(d)Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed with sixty (60) days after receipt of acceptance of an appointment as trustee by a successor trustee, unless the Company extends the time limit.
(e)If Trustee resigns or is removed, a successor shall be appointed by the Company, in accordance with Section 12 hereof, by the effective date of resignation or removal under this Section 11. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of this Trust.
(f)Any Trustee of any trust created hereunder shall be an institution having total assets under management of at least ten billion dollars ($10,000,000,000)] at the time of appointment and at all times thereafter (the “Minimum Assets Requirement”). Should Trustee cease to have total assets of at least ten billion million dollars ($10,000,000,000) under management or cease to be so selected, Trustee shall be removed and a successor Trustee appointed in accordance with the provisions of Sections 10 and 11 hereof.

Section 12.	Appointment of Successor.
(a)If Trustee resigns or is removed in accordance with Section 11 hereof, the Company may appoint any bank trust department or other party that may be granted corporate trustee powers under state law who meets the Minimum Assets Requirement, as a successor to replace Trustee upon resignation or removal (a “Qualified Trustee”); provided that, following a Change in Control, if Trustee resigns or is removed in accordance with Section 11 the successor trustee shall be reasonably acceptable to a majority of the Executives hereunder at the time. In any such event, the appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in this Trust . The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.
(b)The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 9 and 10 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

(c)The Company shall provide the name of the successor Trustee to each Executive, or if applicable, his or her beneficiaries receiving benefits at the time of the appointment of Trustee.
(d)The Company shall execute such indemnification or other agreement with Trustee as may be reasonably requested and customary for trustees performing services of this kind.

Section 13.	Amendment or Termination.
(a)This Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Supplemental Severance Plan or shall make this Trust revocable after it has become irrevocable in accordance with Section 1 hereof.
(b)Except as provided in Section 13(c), this Trust shall not terminate until the date on which each Executive and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Supplemental Severance Plan and all fees and expenses of this Trust have been paid.
(c)Upon written approval of all Executives and beneficiaries entitled to payment of benefits pursuant to the terms of the Supplemental Severance Plan, the Company may terminate this Trust prior to the time all benefit payments under the Supplemental Severance Plan have been made.
(d)This Agreement may not be amended or terminated by the Company for two (2) years following a Change in Control without the written consent of a majority of the Executives then covered by this Agreement except, if in the opinion of counsel to the Trustee (which may be its inside counsel) , such amendment is necessary to maintain the tax status of this Trust, the deferred compensation status of the Supplemental Severance Plan, or status of this Trust under the Employee Retirement Income Security Act of 1974 as amended to this Trust.
(e)Upon termination of this Trust any assets remaining in this Trust, after payment of all expenses of this Trust, shall be returned to the Company.
(f)The Company hereby advises the Trustee that:

i.
The Company will distribute to its shareholders shares of stock of its wholly owned subsidiary, Rayonier Advanced Materials Company (“RYAM”), which is anticipated to occur on or about June 30, 2014 (the date of such. distribution is referred to herein as the “Separation Date”);

ii.
Six (6) Executives will be leaving the Company as of the closing of the Separation Date and will cease to be Executives under the Executive Severance Plan at that time (the “Departing Executives”), representing sixty percent (60%) of the Executives covered by the Trust immediately prior to the Separation Date, but the Benefits to which such Departing Executives could be entitled to under the Plan were a Change in Control to occur immediately before the Separation Date represent sixty seven percent (67%) of the total Benefits to all covered Executives in such event;

iii.
In the Company's judgment, $907,000, representing sixty seven percent (67%) of the Trust assets, is reasonably attributed to the benefit for the Departing Executives (the “Excess Assets” and the “Excess Assets Percentage,” respectively); and

iv.
RYAM has established a plan substantially similar to the Executive Severance Plan (the “RYAM Plan”) and (y) a trust (the “RYAM Executive Severance Trust”) substantially similar to this Trust has been created, in each case to be effective as of the Separation Date.”

(g)Effective as of the Separation Date, the Trustee will transfer the Excess Assets (and the Excess Assets Percentage of additional assets that may be in the Trust as of the Separation Date not included in the Excess Assets, if any) to the RYAM Executive Severance Trust.

Section 14.	Miscellaneous.
(a)Any provision of this Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)Benefits payable to any Executive and his or her beneficiaries under this Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
(c)This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of laws rules, to the extent not preempted by applicable federal law.

Section 15.	Effective Date.
The effective date of this Agreement shall be the date and year first above written.

RAYONIER INC. By:________________________________ Name: Title:
WELLS FARGO & COMPANY, as Trustee By: Name: Its authorized representative:
[Appendices and Schedules omitted]